Exhibit 10.2

PERFORMANCE AWARD AGREEMENT
    Duke Energy Corporation (the "Corporation") grants to the individual named below ("Grantee"), in accordance with the terms of the Duke Energy Corporation 2023 Long-Term Incentive Plan, as it may be amended from time to time (the "Plan") and this Performance Award Agreement (the "Agreement"), the following number of Performance Shares (the "Award"), on the Date of Grant set forth below:
Name of Grantee:                ________________________________
Target # of Performance Shares:         ________________________________
Date of Grant:                ________________________________
Performance Period:    The three-year period commencing on January 1 of the year in which the Date of Grant occurs
Section 1.    Nature of Performance Shares. Each Performance Share, upon becoming vested, represents a right to receive payment in the form of one (1) share of Common Stock (a "Share"). Performance Shares are used solely as units of measurement and are not Shares, and Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.
Section 2.    Vesting of Performance Shares. Subject to Section 3 and 6 below, the Performance Shares shall vest as follows:
(a)    The Performance Shares shall vest only if and to the extent the Committee determines that the Performance Goals (as defined in Exhibit A) have been met for the Performance Period set forth above.
(b)    In general, Grantee must be employed by the Corporation or a Subsidiary on the last day of the Performance Period to be entitled to payment of any Performance Shares earned under Section 2(a) above. However, Grantee shall be entitled to a pro-rated portion of the Performance Shares earned under Section 2(a) above in the event that, during the Performance Period (i) Grantee ceases to be employed with the Corporation and its Subsidiaries by reason of death or Disability (defined by reference Section 22(e)(3) of the Code), (ii) the Corporation and its Subsidiaries terminate Grantee's employment other than for cause (as determined by the Corporation in its sole discretion), or (iii) Grantee voluntarily terminates employment with the Corporation and its Subsidiaries after having attained age 55 and completed 10 years of consecutive service from Grantee’s most recent date of hire or re-hire, as applicable (as determined under such rules as may be established by the Corporation from time-to-time). The pro-rated portion of the Performance Shares that becomes payable under this

Section 2(b), if any, shall be determined by the Committee or its delegate, in its sole discretion, based upon Grantee's continuous employment with the Corporation and its Subsidiaries during the Performance Period (including additional service credit provided to Grantee, if any, under an employment or change in control agreement with the Corporation or a Subsidiary, or a severance plan maintained by the Corporation or a Subsidiary, as applicable). Notwithstanding the foregoing provisions, if Grantee is a member of the Senior Management Committee on the Date of Grant, Grantee shall be entitled to all (rather than a pro-rated portion) of the Performance Shares earned under Section 2(a) above in the event that, during the Performance Period, Grantee ceases to be employed with the Corporation and its Subsidiaries by reason of death or voluntary termination of employment after having attained age 60 and completed five years of consecutive service from Grantee’s most recent date of hire or re-hire, as applicable (as determined under such rules as may be established by the Corporation from time-to-time), but only if such death or voluntary termination occurs on or after ______________.
(c)    For purposes of Section 2 of this Agreement, the continuous employment of Grantee with the Corporation and its Subsidiaries shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee, by reason of the transfer of his or her employment among the Corporation and its Subsidiaries or a leave of absence approved by the Corporation or a Subsidiary; provided that, to the extent permitted under applicable law, the Corporation shall pro-rate the payout of any Performance Shares earned in the event Grantee is on an approved but unpaid leave of absence during the Performance Period, based upon the portion of the Performance Period during which Grantee received payment of salary (as determined under such rules as may be established by the Corporation from time-to-time).
Section 3.    Forfeiture. The Performance Shares (including without limitation any right to accumulated Dividend Equivalents described in Section 5 hereof) shall be forfeited automatically without further action or notice if (a) Grantee ceases to be employed by the Corporation or a Subsidiary prior to the last day of the Performance Period other than as provided in Section 2(b), or (b) the Committee or its delegate, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 6. Grantee acknowledges and agrees that payments made under this Agreement are subject to the Corporation's requirement that the Grantee reimburse the portion of any payment where such portion of the payment was (i) inadvertently paid based on an incorrect calculation, or (ii) predicated upon the achievement of financial results that are subsequently the subject of a restatement caused or partially caused by Grantee's fraud or misconduct.
Section 4.    Payment of Performance Shares. Payment of the Performance Shares earned under Section 2 above shall be made to Grantee by March 15 of the calendar year immediately following the end of the Performance

Period, except to the extent deferred by Grantee in accordance with procedures as the Committee, or its delegate, may prescribe from time to time. Payment of vested Performance Shares shall be in the form of one (1) Share for each full Performance Share earned, and any fractional Share shall be rounded to the nearest whole number of Shares; provided that if payment would be less than ten (10) Shares, then, if so determined by the Committee or its delegate, in its sole discretion, payment may be made in cash in lieu of Shares.
Section 5.    Dividend Equivalents. Upon payment of a Performance Share, Grantee shall be entitled to a cash payment (without interest) equal to the aggregate cash dividends declared and payable with respect to one (1) Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the Performance Share is paid (the "Dividend Equivalent"). The Dividend Equivalents shall be forfeited to the extent that the underlying Performance Share is forfeited and shall be paid to Grantee, if at all, at the same time that the related Performance Share is paid in accordance with Section 4 above. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.
Section 6.    Restrictive Covenants.
(a)      In consideration of the Award, Grantee will not engage in any of the following activities for any reason, directly or indirectly, without the prior written consent of the Corporation or its delegate:
(i)     Non-Competition. For the period beginning on the Date of Grant and ending _______________________ (or, if earlier, the __-month anniversary of the date the Grantee’s employment with the Corporation and its Subsidiaries ends (regardless of the reason for the end of Grantee’s employment)) (“Restricted Period”), Grantee shall not, for any reason, directly or indirectly, (1) become employed, engaged or involved with a Competitor (defined below) of the Corporation and/or its Subsidiaries in a position that involves providing services that relate to or are similar in nature or purpose to the services performed by Grantee for the Corporation and/or its Subsidiaries during the two-year period immediately preceding the end of Grantee’s employment with the Corporation and its Subsidiaries; or (2) supervise, manage, direct, or advise regarding such services either as principal, agent, manager, employee, partner, shareholder (other than as a less than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market), director, officer or consultant. Notwithstanding anything in this Agreement to the contrary, if Grantee is a permanent resident of California or a tax resident of California who is assigned to perform services for the Corporation and/or its Subsidiaries from an office located in California, the restriction on competition described in this Section 6(a)(i) will not apply to the Award; additionally, the restriction on competition described in this Section 6(a)(i) will not apply to this Award in any state that would levy a fine or penalty against the Corporation and/or its Subsidiaries in connection with the inclusion of such restriction on competition in this Agreement.  If Grantee lives and/or works in certain jurisdictions, Grantee will be provided additional information and/or notice regarding the restriction outlined in this Section 6(a)(i).
(ii)     Customer, Client, and Supplier Non-Solicitation. During the Restricted Period, Grantee shall not, whether on Grantee’s own behalf or on behalf of or in conjunction with any other person, company or entity whatsoever, directly or indirectly induce or attempt to induce any actual or prospective customer, client, or supplier of the Corporation and/or its Subsidiaries to reduce, terminate, restrict or otherwise alter (to the Corporation's detriment) its business relationship with the Corporation and/or its Subsidiaries. The application of the solicitation restriction described in this Section 6(a)(ii) is limited to any actual or prospective customer, client, or supplier of the Corporation and/or its Subsidiaries (1) to or from whom Grantee sold or purchased or assisted in the selling or purchasing of products or services on behalf of the Corporation and/or its Subsidiaries during the ___ (_) year period immediately preceding the end of Grantee’s employment with the Corporation and its Subsidiaries, and about whom Grantee acquired Confidential Information (as defined below) or with whom Grantee had personal contact in connection with Grantee’s employment with the Corporation and/or its Subsidiaries; or (2) to whom Grantee proposed or materially assisted in proposing the purchase or sale of any products or services on behalf of the Corporation and/or its Subsidiaries during the ___ (_) year period immediately preceding the end of Grantee’s employment with the Corporation and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, if Grantee is a permanent resident of California or a tax resident of California who is assigned to perform services for the Corporation and/or its Subsidiaries from an office located in California, the solicitation restriction described in this Section 6(a)(ii) will not apply to the Award; additionally, the solicitation restriction described in this Section 6(a)(ii) will not apply to this Award in any state that would levy a fine or penalty against the Corporation and/or its Subsidiaries in connection with the inclusion of such solicitation restriction in this Agreement.  If Grantee lives and/or works in certain jurisdictions, Grantee will be provided additional information and/or notice regarding the restriction outlined in this Section 6(a)(ii).
(iii)     Employee and/or Contractor Non-Solicitation. During the Restricted Period, Grantee shall not, whether on Grantee’s own behalf or on behalf of or in conjunction with any other person, company or entity whatsoever, directly or indirectly induce or attempt to induce any employee, agent, and/or independent contractor working for or rendering services to the Corporation and/or its Subsidiaries to terminate their employment or business relationship with the Corporation and/or its Subsidiaries and/or reduce or otherwise alter (to the detriment of the Corporation and/or its Subsidiaries) the scope of services to be rendered to the Corporation and/or its Subsidiaries. The application of the solicitation restriction described in this Section 6(a)(iii) is limited to those employees, agents and/or independent contractors of the Corporation and/or its Subsidiaries (1) with whom Grantee had material business-related contact in the

___ (_) year period immediately preceding the end of Grantee’s employment with the Corporation and its Subsidiaries; or (2) with or from whom Grantee shared, exchanged, or received Confidential Information (as defined below) in the ___ (_) year period immediately preceding the end of Grantee’s employment with the Corporation and its Subsidiaries.
    (iv)     Definition of “Competitor”. The term “Competitor” means any person or entity in competition with the Corporation or any Subsidiary, and more particularly those persons and entities (1) engaged in any business in which the Corporation and/or its Subsidiaries is engaged at the time the Grantee's continuous employment with the Corporation and/or its Subsidiaries ends, and (2) within the following geographical areas: (A) any country (other than the United States) where the Corporation and/or its Subsidiaries, has at least $25 million in capital deployed as of the termination of Grantee's employment; (B) the states of Florida, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee, and (C) any other state in the United States where the Corporation, including its Subsidiaries, has at least $25 million in capital deployed as of the termination of Grantee's employment. The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or unenforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas.

(v)     Non-Disclosure of Confidential Information.

(A)     Grantee shall not, whether on Grantee’s own behalf or on behalf of or in conjunction with any other person, company or entity whatsoever, directly or indirectly use or disclose the Confidential Information (as defined below) of the Corporation and/or its Subsidiaries (on behalf of himself or any other person or entity) for any purpose other than in furtherance of Grantee’s bona fide job duties as an employee of the Corporation and/or its Subsidiaries. “Confidential Information” means any information, documentation, or electronic data of the Corporation and/or its Subsidiaries that is non-public and pertains to the business of the Corporation and/or its Subsidiaries, including business and marketing strategies, non-public client and/or customer data, pricing strategies and other non-public financial information, and all other non-public information in which the Corporation and/or its Subsidiaries have a proprietary interest and through which the Corporation and/or its Subsidiaries derive(s) economic value by virtue of its confidentiality. “Confidential Information” also includes all information pertaining to legal advice directed to the Corporation and/or its Subsidiaries, operational and financial compliance and risk management information, and all non-public communications pertaining to such topics. Grantee also may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under limited circumstances, as set forth in the Corporation’s Innovations – Inventions, Patents and Intellectual Properties Policy, which is expressly incorporated herein by reference.  All other legal and contractual protections governing the Confidential Information of the Corporation and/or its Subsidiaries remain in full force and effect and are not altered or in any manner reduced by the terms of this subsection (v).

(B)        Grantee further agrees not to publish or provide any oral or written statements about the Corporation or any Subsidiary, any of the Corporation's or any Subsidiary's current or former officers, executives, directors, employees, agents or representatives that are false, disparaging or defamatory, or that disclose private or confidential information about their business or personal affairs.   The obligations of this paragraph are in addition to, and do not replace, eliminate, or reduce in any way, all other contractual, statutory, or common law obligations Grantee may have to protect the Corporation's confidential information and trade secrets and to avoid defamation or business disparagement.

(b)       Nothing contained in this Agreement shall prohibit, restrict or otherwise discourage Grantee from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a "Government Agency"), from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations, or from participating in "protected activity" as defined in 10 CFR 50.7 and Section 211 of the Energy Reorganization Act of 1974, including, without limitation, reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, any public safety concern, or any other matter within the United States Nuclear Regulatory Commission's ("NRC") regulatory responsibilities to the NRC or any other Government Agency. Grantee does not need prior authorization of any kind to engage in such activity or make any such reports or disclosures to any Government Agency and Grantee is not required to notify the Corporation that Grantee has made such reports or disclosures. Nothing in this Agreement limits any right Grantee may have to receive a whistleblower award or bounty for information provided to any Government Agency.

(c)       If any part of this Section 6 is held to be unenforceable because of the duration, scope or geographical area covered, the Corporation and Grantee agree to modify such part, or that the court or arbitrator making such holding shall have the power to modify such part, to reduce its duration, scope or geographical area.

(d)        Nothing in Section 6 shall be construed to prohibit Grantee from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

           (e)       Grantee's agreement to the restrictions provided for in this Agreement and the Corporation's agreement to provide the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if Grantee materially breaches any provision of this Section 6 or if the enforceability of any material restriction on Grantee provided for in this Agreement is challenged and found unenforceable by a court of law, then the Corporation shall, at its election, have the right to (i) cancel the Award, (ii) recover from Grantee any Shares or Dividend Equivalents or other cash paid under Award, or (iii) with respect to any Shares paid under the Award that have been disposed of, require Grantee to repay to the Corporation the fair market value of such Shares on the date such shares were sold, transferred, or otherwise disposed of by Grantee.   This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee's promises under the Agreement, and not as a liquidated damages clause.  Nothing herein shall (x) reduce or eliminate the Corporation's right to assert that the restrictions provided for in this agreement are fully enforceable as written, or as modified by a court pursuant to Section 6, or (y) eliminate, reduce, or compromise the application of temporary or permanent injunctive relief as a fully appropriate and applicable remedy to enforce the restrictions provided for in Section 6 (inclusive of its subparts), in addition to recovery of damages or other remedies otherwise allowed by law.

(f)        Notwithstanding any other provision of this Agreement to the contrary, if the Corporation determines at any time that the Grantee engaged in Detrimental Activity (defined below) while employed by the Corporation or a Subsidiary, then, to the extent permitted by applicable law, such Grantee: (a) shall not be entitled to any further Shares, Dividend Equivalents or other amounts hereunder (and, if it is determined that a participant may have engaged in Detrimental Activity, payment of any Shares, Dividend Equivalents or other amounts otherwise due to the Grantee shall be suspended pending resolution to the Corporation’s satisfaction of any investigation of the matter), and (b) shall be required to promptly return to the Corporation, upon notice from the Corporation, any Shares, Dividend Equivalents or other amounts received under this Agreement by the Grantee during the three-year period preceding the date of the determination by the Corporation. To the extent that Shares, Dividend Equivalents or other amounts are not immediately returned or paid to the Corporation as provided in this paragraph, the Corporation may, to the extent permitted by applicable law, seek other remedies, including a set off of the Shares, Dividend Equivalents or other amounts so payable to it against any amounts that may be owing from time to time by the Corporation or an affiliate to the Grantee.  For purposes of this paragraph, “Detrimental Activity” means: (i) the engaging by the Grantee in misconduct that is detrimental to the financial condition or business reputation of the Corporation or its affiliates, including due to any adverse publicity, or (ii) the Grantee’s breach or violation of any material written policy of the Corporation, including without limitation the Corporation’s Code of Business Ethics or any written policy or regulation dealing with workplace harassment, including sexual harassment and other forms of harassment prohibited by the Corporation’s Harassment-Free Workplace Policy.

Section 7.    Change in Control.  Vesting of the Performance Shares shall not accelerate solely as a result of a Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity, as the case may be, may, without Grantee's consent, either assume or continue the Corporation's rights and obligations under this Agreement or provide a substantially equivalent award or other consideration in substitution for the Performance Shares subject to this Agreement.
Section 8.    Withholding. To the extent the Corporation or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Corporation or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount permitted under the Plan. If the Corporation or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of the Shares under this Agreement (for example, if Grantee elects to defer payment of the Performance Shares), then the Corporation or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to Grantee (other than deferred compensation subject to Section 409A of the Code).
Section 9.    Conflicts with Plan, Correction of Errors, Section 409A and Grantee's Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.
    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code and made without the consent of Grantee). For purposes of this Agreement, each amount to be paid to Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
    Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless Grantee has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department – Performance Shares, Duke Energy Plaza, DEP14, 525 South Tryon, Charlotte, NC 28202, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed effective as of the Date of Grant.

DUKE ENERGY CORPORATION

    By:
    Its:

Acceptance of Performance Award

    IN WITNESS OF Grantee's acceptance of this Performance Award and Grantee's agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement on _____________________.

    ____________________________    Grantee's Signature
    ____________________________    (print name)

EXHIBIT A
PERFORMANCE GOALS

Cumulative Adjusted Basic EPS (__%)
__% of the Target Number of Performance Shares subject to this Award shall become vested based upon the extent to which the Corporation achieves the "Cumulative Adjusted Basic EPS Performance Goal," which is based on the Corporation's cumulative adjusted basic earnings per share ("EPS"), for the Performance Period, in accordance with the applicable vesting percentage specified for Cumulative Adjusted Basic EPS in the following schedule:

Cumulative Adjusted Basic EPS	Percent Payout of Target Performance Shares*

*When such determination is at a level between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage. The Committee shall have the authority to calculate and adjust the Cumulative Adjusted Basic EPS and the Cumulative Adjusted Basic EPS Performance Goal in the same manner as adjusted basic EPS is calculated and adjusted pursuant to the ____ Executive Short-Term Incentive Program Guidelines, provided, however, that the Committee specifically reserves discretion to make adjustments to the EPS performance levels or results in the event that a major project is not placed in-service at the time assumed by the Corporation as of the Date of Grant for purposes of its business plan.
Total Shareholder Return (__%)
__% of the Target Number of Performance Shares subject to this Award shall become vested based upon the extent to which the Corporation achieves the "TSR Performance Goal," which is the Corporation's Total Shareholder Return ("TSR") percentile ranking among the companies that are in the Philadelphia Utility Index as of the beginning of the Performance Period, with higher percentile ranking for more positive/less negative TSR, for the Performance Period, in accordance with the applicable vesting percentage specified for such percentile ranking in the following schedule:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares**

**When such determination is of a percentile ranking between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage. If the Corporation's TSR is at least __% during the Performance Period, the vesting percentage for this portion of the Performance Shares and Dividend Equivalents shall not be less than __%, and if the Corporation's TSR is less than _% during the Performance Period, the vesting percentage for this portion of the Performance Shares and Dividend Equivalents shall not be more than ___% unless the Corporation’s TSR is in the top quartile of the companies in the Philadelphia Utility Index.
For purposes of this Agreement, TSR means, with respect to any company, the percentage change in total stockholder return, determined by dividing (A) the difference between the price of a share of the company's common stock from the Opening Value (as defined below) to the Closing Value (as defined below), with any dividends with ex-dividend dates falling inside the Performance Period deemed reinvested in the company's common stock on the ex-dividend date, by (B) the Opening Value. The term "Opening Value" means, with respect to any company, the average of the closing prices per share of the company's common stock on each trading day during the calendar month preceding the start of the Performance Period, assuming any dividends with ex-dividend dates falling inside such calendar month are deemed reinvested in the company's common stock on the ex-dividend date. The term "Closing Value" means, with respect to any company, the average of the closing prices per share of the company's common stock on each trading day during the last calendar month of the Performance Period, assuming any dividends with ex-dividend dates falling inside such calendar month are deemed reinvested in the company's common stock on the ex-dividend date. In the event that a company becomes a member of the Philadelphia Utility Index following ___________, or if a member of the Philadelphia Utility Index on _____________ ceases to exist during the Performance Period as a separate publicly-traded company due to a merger, acquisition or privatization, such company shall not be taken into account for purposes of this Agreement. If a member of the Philadelphia Utility Index on __________ becomes bankrupt or insolvent during the Performance Period and ceases to be publicly-traded, for purposes of this Agreement its TSR shall be -100%.

Total Incident Case Rate For Employees (__%)
__% of the Target Number of Performance Shares subject to this Award shall become vested based upon the extent to which the Corporation achieves the "TICR Performance Goal," which is the Corporation's total incident case rate for employees, including staff augmentation workers ("TICR") as compared to the applicable vesting percentage specified in the following schedule:

Duke Energy TICR vs. _________***	Percent Payout of Target Performance Shares****

***The _______________________ shall consist of the results of the __________________ that report TICR results for at least one year during the _________ period.
****When such determination is at a level between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage. The Committee retains discretion to make equitable adjustments to the TICR Performance Goal and the related payout levels to prevent dilution or enlargement of the Grantee’s right to payment in the event there are changes in the composition of the __________________________ during the _______ period and/or there are fewer than __ companies in the ______________________ that report TICR results for at least one year during the ________ period and/or the Corporation and members of the _____________________ calculate their TICR results utilizing different methodologies.  The employees of any company acquired during the Performance Period shall not be taken into account when measuring the Corporation's TICR for the Performance Period.
Adjustments
If the Committee determines that a merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the Shares, or any similar corporate transaction or event in respect of the Shares, the manner in which the Corporation conducts its business, changes in the law or regulations or regulatory structure, changes in accounting practices, other unusual or nonrecurring items or occurrences, or other events or circumstances, render the Performance Goals to be unsuitable, the Committee may, in its sole discretion, and without the consent of the Grantee or any other persons, modify the calculation of the Performance Goals, or any of the related minimum, target or maximum levels of achievement, or the performance results, in whole or in part, as the Committee deems equitable and appropriate to reflect such event.
In addition, the Committee reserves the right to reduce any vesting to the extent the Committee determines that such reduction is equitable and appropriate for any reason, including reductions based on overall financial performance, such as adjusted and reported earnings, capital deployment and credit position during the Performance Period.